Exhibit 99.1

Contact Mike Day, CFO at (218) 825-0733

Cass Creek Game Calls Acquired by Nature Vision, Inc.

Brainerd, MN, September 21, 2007 - Nature Vision Inc., (NASDAQ: NRVN), innovators of Aqua-Vu underwater video cameras today announced the acquisition of Cass Creek International, LLC, (www.casscreek.com), based in Falconer, New York. Since 2003, Cass Creek has pioneered the electronic hunting game call and call training device category. With nearly 30-models Cass Creek calls feature an easy to operate hand-held unit that plays various actual wild game sounds, as well as calls made by champion game callers.

Cass Creek calls are unique in that they allow hunters to change call selection anytime. In essence, hunters and wildlife enthusiasts can now "talk" to wild animals in the field, altering vocalization to match the situation. When compared side by side with other electronic calls, Cass Creek is head and shoulders above the pack with sound quality.

“We are very excited about the addition of Cass Creek to the Nature Vision family of outdoor recreation products,” says Jeff Zernov, Nature Vision, Inc. President and CEO. “As we've been telling our investors, our goal is to build a "three legged stool" consisting of ice fishing products, hunting products and fishing/marine products. Cass Creek will become the platform brand for our hunting products division and contribute to our efforts toward level-loading revenues throughout the year. There are a great number of synergies between the two companies, and this acquisition will prove to be a win-win for all existing product lines.” Based on the audited results for the year ended December 31, 2006, Cass Creek generated over $2.4 million of net sales, which produced gross profits at a rate of over 43%. Nature Vision, Inc. intends to fully integrate the acquisition into its’ Brainerd facility in the very near future. The asset purchase agreement, with an acquisition cost of approximately $2.45 million, includes terms that provide for bank and seller financing.

“Our due diligence revealed that Cass Creek was the category leader in electronic game calls,” Zernov continued. “The building blocks are in place for solid, long term growth. This category is very young with a great growth potential that we plan to cultivate.”

Nature Vision, Inc., a publicly held corporation headquartered in Brainerd, Minnesota, created Aqua-Vu, the first self-contained underwater viewing system in 1997. Founded by President/CEO Jeff Zernov, Nature Vision, Inc. continues to reinvent the outdoor experience. Visit www.naturevisioninc.com for more information on Nature Vision Inc. and its products.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements, and often contain words such as “expects,” “anticipates,” “intends,” “plan,” or “will.” Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; our success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with us; our success in managing inventory; movements in foreign currencies or interest rates; the success of suppliers and customers; the ability to deploy our capital successfully; adverse weather conditions; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.